OPERATING AGREEMENT
OF
HEALTH DIAGNOSTICS OF NEW JERSEY, L.L.C. (“Company”)

THIS OPERATING AGREEMENT is made and entered into as of the 1st day of August 2010, by NEW JERSEY IMAGING PARTNERS, INC. (“NJIP”) with reference to the following facts:

WHEREAS, the Company was formed under and pursuant to the Act to operate cost-effective diagnostic imaging facilities that provide quality diagnostic imaging and related services for the benefit of the community;

WHEREAS, as of August 1, 2010 NJIP acquired all of the membership interests of the Company; and

WHEREAS, NJIP desires to effect certain changes with respect to the Company's operations and the parties' respective rights and obligations, and in connection therewith, desires to amend and restate the Original Operating Agreement by means of this Agreement in order to set forth the relationships, rights, obligations and agreements with respect to the Company.

WITNESSETH

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows effective as of the Effective Date:

1.           DEFINITIONS.  For purposes of this Agreement, and in addition to the terms defined above, the following additional defined terms shall be used:

"Act" means the New Jersey Limited Liability Company Act, as set forth in N.J.S.A. 42:2B-1, et seq., as amended from time to time, and any successor to such Act.

"Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)          Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Affiliate" means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" means this Amended and Restated Operating Agreement, as amended or restated from time to time, together with any and all schedules, exhibits and attachments expressly referred to herein.

"Allocation Year" means (i) the period commencing on the Effective Date and ending on December 31, (ii) any subsequent period commencing on January 1 and ending on the following December 31, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Section 6.

"Articles" means the Articles of Organization of the Company, as amended or restated from time to time.

"Budget" shall have the meaning set forth in Section 4.6 of this Agreement.

"Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)           To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 or Section 6.4, and the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(ii)          To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 or Section 6.4, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(iii)         If all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(iv)        In determining the amount of any liability for purposes of subparagraphs (i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member), are computed in order to comply with such Regulations, the Members may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributable to any Member pursuant to Section 9.8 upon the dissolution of the Company. The Members shall also (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

"Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Member (or its predecessors in Interest) with respect to the Interest held by such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

"Centers" means the diagnostic imaging facilities operated by the Company.  The locations of Centers as of the Effective Date are: 3830 and 3840 Park Ave., Edison, New Jersey.

"Centers Manager" means the Person to whom day-to-day management of the Centers is delegated under the Management Agreement.  The initial Centers Manager shall be Advanced or another Affiliate of Advanced.

"Change in Control" means, with respect to a Member, any sale or liquidation of all or substantially all of the assets of the Member, or any merger, consolidation or reorganization to which the Member is a party and as to which the Member is not the surviving entity or the sole owner of the surviving entity.

"Code" means the Internal Revenue Code of 1986, as amended, modified, or supplemented from time to time (or any corresponding provisions of succeeding law).

"Company" means Health Diagnostics of New Jersey, L.L.C.

"Company Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for "partnership minimum gain."

"Contributing Member" shall have the meaning set forth in Section 5.1.2 of this Agreement.

"Covered Person" means a Member, any Affiliate of a Member, any officer of the Company or any director, shareholder, partner, member, employee, representative or agent of a Member or of the Member’s Affiliates or of the Company or its Affiliates.

"Deadlock" means that a vote has been taken by the members of the Board of Managers, or a written consent has been requested from members of the Board of Managers, with respect to a Major Decision and an equal number of voting members of the Board of Managers have voted to approve and to disapprove the subject matter of the vote, or an equal number of voting members has issued consent and has withheld consent, as the case may be.

"Defaulting Member" shall have the meaning set forth in Section 9.4.1 of this Agreement.

"Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

"EBITDA" means, for a given period, earnings before interest, taxes, depreciation and amortization of the Company.

"Effective Date" means the effective date of this Agreement, which shall be August 1, 2010.

"Fiscal Quarter" means (i) the period commencing on the Effective Date and ending on June 30 and (ii) any subsequent three (3) month period commencing on each of July 1, October 1, January 1, and April 1, and ending on the next of, September 30, December 31, March 31, and June 30, provided that the last Fiscal Quarter shall end on the date on which all Company assets are distributed and the Articles have been canceled pursuant to the Act.

"Fiscal Year" means (i) the period commencing on the Effective Date and ending on December 31 and (ii) any subsequent period commencing on January 1 and ending on the earlier to occur of (A) the following December 31 or (B) the date on which all Company assets are distributed and the Articles have been canceled pursuant to the Act.

"First and Second Appraisers" shall have the meaning set forth in Section 9.6.4 of this Agreement.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Sections 5.1 and 5.2 shall be as set forth in such Sections;

(ii)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (A) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an Interest; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)         The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Members; and

(iv)        The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses", provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Members determine that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. For purposes of this definition of Gross Asset Value, a Capital Contribution or distribution shall be considered de minimis if its value is less than $5,000.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as amended from time to time, and any successor to such act or regulations.

"Interest" means a membership interest (that is, an equity ownership interest) in the Company.

"Member" means each Person signing this Agreement and any Person who subsequently is admitted as a member (that is, an equity owner) of the Company.

"Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" set forth in Regulations Section 1.704-2(b)(4).

"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

"Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

"Net Cash Flow" means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Board of Managers. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

"Non-Contributing Member" shall have the meaning set forth in Section 5.1.2 of this Agreement.

"Non-Defaulting Member" shall have the meaning set forth in Section 9.4.1 of this Agreement.

"Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

"Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

"Non-Withdrawing Member" shall have the meaning set forth in Section 9.3 of this Agreement.

"Original Operating Agreement" shall have the meaning set forth in the recitals of this Agreement.

"Person" includes any individual, profit or nonprofit corporation, association, partnership (general, limited or limited liability), joint venture, trust, estate, limited liability company or other legal entity or organization.

"Professional Services Agreements" shall have the meaning set forth in Section 4.4 of this Agreement.

"Profits" and "Losses" means, for each Allocation Year, an amount equal to the Company's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

(ii)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses," shall be subtracted from such taxable income or loss;

(iii)         If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)        Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)         In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of "Depreciation";

(vi)        To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)       Notwithstanding any other provision of this definition of "Profits" and "Losses," any items that are specially allocated pursuant to Section 6.3 or Section 6.4 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.3 and 6.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

"Property" means the property of the Company, whether real, personal or mixed.

"Purchaser" shall have the meaning set forth in Section 9.6.1 of this Agreement.

"Regulations" shall mean the income tax regulations and temporary regulations promulgated by the Internal Revenue Service, Department of Treasury, pursuant to the Code.

"Seller" shall have the meaning set forth in Section 9.6.1 of this Agreement.

"Tax Items" means all items of profit or loss recognized by or allowable to the Company, as computed for federal income tax purposes.

"Withdrawing Member" shall have the meaning set forth in Section 9.3 of this Agreement.

2.         FORMATION.

2.1           Formation.  The Company was formed by the filing of the Articles with the New Jersey Division of Revenue on December 21, 1999.

2.2           Operating Agreement.  This Agreement constitutes the Operating Agreement of the Company and sets forth the terms and conditions for the operation of the Company and the relationship of the Members.  This Agreement amends, restates, supersedes, and replaces the Original Operating Agreement in its entirety.

2.3           Name.  The name of the limited liability company shall be Health Diagnostics of New Jersey, L.L.C., or such other name as may be selected by the Members.

2.4           Scope of Members’ Authority.  Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other Member or the Company.

2.5           Principal Place of Business.  The Company’s initial principal place of business will be 1510 Cotner Ave., Los Angeles, CA 90025-3303.

3.         PURPOSES AND SCOPE OF COMPANY.

3.1           Purposes.  Subject to the provisions of this Agreement, the purposes of the Company are to operate diagnostic imaging facilities at locations as agreed upon by the Members, and to engage in any and all activities related or incident thereto, including without limitation the acquisition, improvement, sale, lease, mortgage or other use of or dealings with real, personal or mixed property.

3.2           Other Legal/Compliance Requirements.  The Centers will (a) be operated and managed in a manner that complies with all legal and regulatory operating restrictions that are applicable to outpatient diagnostic imaging centers (including requirements under HIPAA), and implement a compliance plan to ensure such compliance, consistent with federal government compliance plan guidance, (b) have all necessary licenses and maintain accreditation with such accrediting organizations as determined by the Members, and (c) provide services to Medicare, Medicaid and other government health care program beneficiaries.

4.         MANAGEMENT AND OPERATIONS OF THE COMPANY.

4.1           Management by NJIP.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of NJIP.

4.2           Indemnification of Members.

4.2.1      The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

4.2.2      No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the authority of such Covered Person.  No Covered Person shall be liable for any mistake of judgment or omission unless the same constituted bad faith or was in breach of an express provision of this Agreement.

4.2.3      Each Covered Person shall be entitled to be indemnified by the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the authority of such Covered Person; provided, however, that any indemnity permitted under this Section 4.2.3 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.  To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding in respect of which such Covered Person is entitled to be indemnified as provided in this Section 4.2.3 shall, from time to time, be advanced by the Company upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified pursuant to this Section 4.2.3.

4.3           Compensation of Members.

4.3.1      No payment will be made by the Company to any Member for the services of such Person.

4.4           Professional Services Agreements.  The Company shall enter into one or more professional services agreements with Persons employing physician radiologists and, where appropriate, cardiologists, pursuant to which such Persons shall provide physician radiologists and cardiologists to the Centers to perform the professional component of the Centers' diagnostic imaging services ("Professional Services Agreements").

4.5           Independent Activities.  (a) each of the Members may, notwithstanding the existence of this Agreement or any fiduciary relationship created hereby, engage in whatever activities they choose, whether or not the same be competitive with the Company, without having or incurring any obligation to offer any interest in such activities to the Company or any Member (or Affiliate of any Member), and (b) neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member (or any Affiliate of any Member) from engaging in such activities or require a Member (or any Affiliate of a Member) to permit the Company or any other Member (or any of its Affiliates) to participate in any such activities and, as a material part of the consideration for the execution hereof by the Members, each Member hereby waives, relinquishes and renounces any such right or claim of participation.

4.6           Budgets.  The Company shall have a capital and an operating budget (each, a "Budget") for each Fiscal Year.

5.         FINANCING.

5.1           Additional Funds and Adjustments.

5.1.1      Call for Funds.   The Members recognize that additional funds may be required for the development and operation of the Centers and the Company.  The funds may be obtained by cash contributions of the Members or by loans obtained by the Company or by any other means.  When NJIP determines that additional funds by way of cash contributions to capital are required to meet current Company obligations or to pay operating costs or to fund operating losses are necessary, the additional funds shall be called for and shall be contributed by the Members in proportion to their respective Ownership Percentage Interests.  Such contributions shall be in cash.

5.1.2      Contributions for Defaulting Member.   If a Member (the "Non-Contributing Member") is unable or unwilling to make any or all of its proportionate contribution under this Section 5.1.2, then the other Member (the "Contributing Member") may, in addition to pursuing any other remedies which may be available under this Agreement or applicable law, make a contribution in excess of its proportionate share (the "Excess Contribution").  If the Contributing Member makes an Excess Contribution, then an adjustment shall be made to the Members’ Capital Accounts, and each Member’s Ownership Percentage Interest in the Company shall be adjusted accordingly.  If, within one hundred (180) days from the date the Contributing Member makes an Excess Contribution, the Non-Contributing Member pays to the Contributing Member an amount equal to the Excess Contribution, plus interest from the date the Contributing Member makes the Excess Contribution until the date of the Non-Contributing Member’s payment to the Contributing  Member, at 2% per annum more than the prime rate of interest as reported by The Wall Street Journal, but not more than the maximum rate allowed by law, then the Members’ Capital Accounts shall be adjusted for the reimbursement of the Excess Contribution (excluding interest), and each Member’s Ownership Percentage Interest in the Company shall be adjusted accordingly.

5.1.3      No Additional Required Contributions.  Except as set forth in this Section 5.1, no Member shall have any obligation to make any additional capital contributions to the Company.

5.2           No Right to Return of or Interest on Capital Contributions.  Except as otherwise expressly provided in this Agreement, no Member shall have the right to withdraw its capital contribution or to demand or receive a return of its capital contribution or any part thereof.  To the extent that any Member shall ever have the right to withdraw its capital contribution or to demand or receive the return of its capital contribution or any part thereof, the other Members shall not be personally liable or responsible for the return of such capital contribution and any such return shall be made solely from the assets of the Company.  No interest shall be paid by the Company on any capital contribution to the Company.

5.3           Capital Accounts.  The Company shall establish and maintain a Capital Account for each Member.

6.         ALLOCATIONS.

6.1           Profits. After giving effect to the special allocations set forth in Sections 6.3 and 6.4, Profits for any Allocation Year shall be allocated among the Members in proportion to their then respective Ownership Percentage Interests.

6.2           Losses. After giving effect to the special allocations set forth in Sections 6.3 and 6.4, Losses for any Allocation Year shall be allocated among the Members in proportion to their then respective Ownership Percentage Interests.

6.3           Special Allocations. The following special allocations shall be made in the following order:

6.3.1      Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.1 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

6.3.2      Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 6, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.2 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

6.3.3      Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.3.3 were not in this Agreement.

6.3.4      Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 6 have been made as if Section 6.3.3 and this Section 6.3.4 were not in the Agreement.

6.4           Rules of Construction.

6.4.1  For purposes of applying Sections 6.1 and 6.2 at the close of any Allocation Year, a Member's Capital Account balance shall be deemed to be increased by such Member's share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain remaining at the close of such Allocation Year as determined under the Regulations under Section 704(b).

6.4.2  If there is insufficient Profit or Loss to allocate to the Members pursuant to any subsection of Sections 6.1 or 6.2 or to cause every Member's Capital Account balance to equal the entire Capital Account balance described in such subsection with respect to such Member, the Profit or Loss available to be allocated among the Members pursuant to said subsection shall be allocated in proportion to the amounts thereof that would have been allocated to each Member pursuant to such subsection if there had been sufficient amounts thereof to fully satisfy the requirements of such subsection with respect to every Member.

6.5           Code Section 704(c). Any item of income, gain, loss and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company or which has been revalued for Capital Account purposes pursuant to Regulations Section 1.704-1(b)(2)(iv) and which is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated solely for income tax purposes in the manner so required or permitted under Code Section 704(c) using the "traditional method" described in Regulation Section 1.704-3(b) (or any successor Regulation), such allocations to be made as shall be reasonably approved by the Members; provided, however, that curative allocations shall be made in accordance with Regulations Section 1.704-3(c) to the extent necessary to eliminate any disparity, to the extent possible, between the Members' book and tax Capital Accounts attributable to such property; and further provided, however, that any other method allowable under applicable Regulations may be used in connection with any contribution of property or following any revaluation as shall be determined by the Members.  Any elections or other decisions relating to allocations under this Section 6.5 will be made in any manner that the Members reasonably determines to reflect the purpose and intention of this Agreement.  Allocations under this Section 6.5 are solely for purposes of federal, state and local taxes and, shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profit, Loss, or other items or distributions under any provision of this Agreement.

6.6           Income Tax Allocations.  Except as otherwise provided herein, each Tax Item shall be allocated among the Members in the same manner and proportion that each correlative item of Profit or Loss, as calculated for book purposes, is allocated pursuant to the provisions of Sections 6.1 and 6.2 hereof.

7.         DISTRIBUTIONS.

7.1           Net Cash Flow. Except as otherwise provided in Section 9.8, Net Cash Flow, if any, shall be distributed not later than the sixtieth day after the end of each Fiscal Year among the Members so that the Capital Account ratios of the Members are equal to their respective Ownership Percentage Interests.

7.2           Amounts Withheld.

7.2.1      The Members are authorized and directed to cause the Company to withhold from or pay on behalf of any Members the amount of federal, state, local or foreign taxes that the Members, after consultation with such Member, reasonably believes the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Company pursuant to Code Sections 1441, 1442, 1445 or 1446 and any taxes imposed by any state or other taxing jurisdiction on the Company as an entity. Without limiting the foregoing, the Members shall cause the Company to withhold (and remit to the appropriate governmental authority), from amounts otherwise distributable to a Member, any taxes that such Member notifies the Members in writing should be withheld, which notice shall be given by any Member who becomes aware of any withholding obligation to which it is subject and shall specifically set forth, inter alia, the rate at which tax should be withheld and the name and address to which any amounts withheld should be remitted.

7.2.2      If the Company is required to withhold and remit to taxing authorities amounts on behalf of a Member exceeding available amounts then remaining to be distributed to such Member, such payment by the Company shall constitute a loan to such Member that is repayable by the Member on demand, together with interest at the applicable federal rate determined from time to time under Code Section 7872(f)(2) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month.  Any such loan shall be repaid to the Company, in whole or in part, as determined by the Members in their sole discretion, either (i) out of any distributions from the Company which the Member is (or becomes) entitled to receive, or (ii) by the Member in cash upon demand by the Member (said Member bearing all of the Company's costs of collection, including reasonable attorneys' fees, if payment is not remitted promptly by the Member after such a demand for payment).

7.2.3      Each Member agrees to cooperate fully with all efforts of the Company to comply with its tax withholding and information reporting obligations and agrees to provide the Company with such information as the Members may reasonably request from time to time in connection with such obligations.

7.3           Phantom Income.  Each Member understands that taxable income and gain allocated to such Member by the Company pursuant to this Agreement and the tax on the portion thereof allocated to such Member for any Fiscal Year may exceed the distributions of Net Cash Flow to such Member and such Member may have to look to sources other than distributions of Net Cash Flow from the Company to pay such tax.

7.4           Limitations on Distributions.

7.4.1      The Company shall make no distributions to the Members except (i) as provided in this Article 7 and Section 9.8 hereof or (ii) as agreed to by all of the Members.

7.4.2      A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their Capital Contributions, would exceed the fair value of the Company's assets.

8.         TRANSFERS AND RIGHTS OF FIRST REFUSAL.

8.1           Transfers Prohibited.

8.1.1      No Member may sell, transfer, assign or otherwise encumber or permit or suffer any encumbrance of all or any part of its interest in the Company (any such transaction being hereinafter referred to as a "transfer"), except (a) a transfer that is approved by the Board of Managers, (b) a transfer by either Hospital or Advanced to one of its Affiliates, by Advanced to Hospital or by Hospital to Advanced, (c) a pledge to an independent lending institution whereby the Member retains voting control (but not the foreclosure of any such pledge) and (d) a transfer made pursuant to this Section 8.

8.1.2      Notwithstanding the foregoing or any other provision of this Agreement, no transfer of any interest in the Company (a) may be made that would require the prior approval of any regulatory agency, unless such approval has been duly obtained, or (b) shall be effective unless and until the transferee agrees in writing to be bound by this Agreement.  Any attempt to effect a transfer in violation of this Section 8 shall be void.

8.2           Right of First Refusal.  If at any time either Member (the "Offering Member") receives a bona fide offer to purchase all or any part of its interest in the Company from any Person that is not an Affiliate of the Offering Member and the Offering Member desires to accept said offer and sell its interest, then the Offering Member must in writing first offer to sell its interest to the other Member, or at the other Member’s option, to permit such other Member to participate pro rata in the sale, for a period of ninety (90) days on the same terms and conditions.  By written notice to the Offering Member prior to the end of such ninety (90) day period, the other Member may either (a) accept the offer and purchase the interest of the Offering Member in accordance with the terms of the offer or (b) require the Person who made the bona fide offer to purchase all or a pro rata portion of the interest of the other Member concurrently with purchasing all or a portion of the Offering Member’s interest.  If the other Member does not elect one of the alternatives set forth in clause (a) or (b) within said 90-day period, the Offering Member may sell its interest on the terms and conditions set forth in said third party offer, provided that such sale is closed within ninety (90) days after the expiration of the aforesaid 90- day period and the buyer agrees to sign and be bound by this Agreement.  If the other Member elects to sell its interest in the Company pursuant to clause (b) above and the third party purchaser is unwilling to purchase all or any portion of the interest in the Company held by such other Member, then the Offering Party shall not sell its interest to such third party purchaser and the transfer contemplated in connection therewith shall be null and void and shall not be consummated.

8.3           Purchase Option.

8.3.1      Upon the occurrence of any of the events described in Section 8.3.2 of this Agreement (each a "Triggering Event") with respect to a Member (the "Selling Member"), the other Member (the "Purchasing Member"), at its sole option, may require the Selling Member to sell its interest in the Company to the Purchasing Member in accordance with the procedures and terms set forth in Sections 9.5 and 9.6 of this Agreement as if the Purchasing Member were a Non-Defaulting Member and the Selling Member were a Defaulting Member.

8.3.2      Each of the following event shall constitute a Triggering Event under Section 8.3.1 of this Agreement:

8.3.2.1         A Change of Control.  (In the event of a Change of Control of a Member, such Member shall, no less than thirty (30) days prior to the consummation of a Change in Control, give the other Member written notice thereof.)

8.3.2.2         The Member or one of its Affiliates is convicted of a crime or enters into a settlement arising from allegations of a criminal or civil offense which materially adversely affects the reputation or operation of the Centers.  (Upon the occurrence of this Triggering Event, the involved Member shall immediately notify the other Member of the occurrence of this Triggering Event.)

8.3.2.3         The Member is excluded from participation in any federally funded health care program, including without limitation, the Medicare or Medicaid program. (Upon the occurrence of this Triggering Event, the involved Member shall immediately notify the other Member of the occurrence of this Triggering Event.)

9.         TERM AND TERMINATION.

9.1           Term.  The Company shall continue in existence for a term beginning on the date hereof and continuing on a perpetual basis unless and until terminated and liquidated in accordance with the provisions hereof.  All provisions of this Agreement relating to termination and liquidation shall be cumulative; that is, the exercise or use of one of the provisions hereof shall not preclude the exercise or use of any other provision hereof.

9.2           Voluntary Termination.   No Member shall have the right to withdraw from the Company.  The Company may be terminated upon the affirmative unanimous election to terminate by the Members.

9.3           Certain Events of Termination.  Upon the occurrence of any of the following events, the Company may terminate upon the vote of the "Non-Withdrawing Member" (defined below).  In the event the Non-Withdrawing Member determines not to effect a termination of the Company pursuant to the preceding sentence, the Member whose action or inaction gave rise to the following events, as of the date of occurrence of the respective event, shall automatically be deemed to have withdrawn from the Company and shall be referred to as the "Withdrawing Member" and the other Member shall be referred to as the "Non-Withdrawing Member."

9.3.1      A Member files a voluntary petition for an order for relief, or is otherwise subject to an order for relief, under the federal bankruptcy laws, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of its properties or its interest in the Company or otherwise (the term "acquiesces" includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within 60 days after the appointment);

9.3.2      A court of competent jurisdiction enters an order, judgment or decree approving a petition filed against a Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy law, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and said Member acquiesces in the entry of such order, judgment or decree, or such order, judgment or decree remains unvacated and unstayed for an aggregate of 60 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of its property or its interest in the Company or otherwise is appointed without the consent or acquiescence of said Member and such appointment remains unvacated and unstayed for an aggregate of 60 days (whether or not consecutive);

9.3.3      A Member makes an assignment for the benefit of creditors or takes any other similar action for the protection or benefit of creditors; or

9.3.4      The corporate existence of a Member is terminated, unless such Member’s rights and duties hereunder are first or concurrently transferred pursuant to Section 8.

9.4           Termination for Default.

9.4.1      If a Member (the "Defaulting Member") fails to perform any of the material obligations hereunder as a Member (but excluding for purposes of this Section 9.4 the obligations of the Member under the Management Agreement or any Professional Services Agreement), the other Member (the "Non-Defaulting Member") shall have the right to give such Defaulting Member a notice of default (the "Notice of Default") which shall set forth the nature of the obligation that the Defaulting Member has not performed.

9.4.2      If, within thirty (30) days following receipt of the Notice of Default, the Defaulting Member in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof within a reasonable time, it shall be deemed that the Notice of Default was not given.  However, if within such 30-day period the Defaulting Member has not commenced in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, the Non-Defaulting Member hereunder shall have the right to terminate the Company by giving the Defaulting Member written notice thereof.  Any obligation to pay money must be performed within thirty (30) days after the Notice of Default relating to such nonpayment is given.

9.4.3      The rights of the Non-Defaulting Member under this Section 9.4 shall not be the exclusive remedy of the Non-Defaulting Member or the Company, but shall be in addition to all other rights and remedies available to the Non-Defaulting Member and the Company at law or in equity (including without limitation the right to institute suit on behalf of the Company to collect any amounts owed to the Company by the Defaulting Member or to be compensated for any damages resulting from the default of the Defaulting Member).

9.4.4      During any period commencing with delivery of a valid and proper Notice of Default and ending only when such default is cured pursuant to Section 9.4.2, the Defaulting Member shall have no right to vote on Company matters or to participate in any decisions of the Company, all of which decisions may be made by the Non-Defaulting Member at its sole but reasonable discretion, and the power to vote of the members of the Board of Managers appointed by the Defaulting Member shall be suspended for the same period.

9.5           Option to Purchase Interest of Non-Withdrawing or Non-Defaulting Member.

9.5.1      In the event the Company is subject to termination pursuant to Section 8.3 or 8.4 of this Agreement, the Non-Defaulting Member or Non-Withdrawing Member, as the case may be, may purchase the entire undivided interest in the Company of the Defaulting Member or the Withdrawing Member, as the case may be, pursuant to the appraisal procedures set forth in Section 9.6 of this Agreement.  With respect to any provision of this Section 9 whereunder more than one Non-Defaulting Member or Non-Withdrawing Member are to purchase the interest of the Defaulting Member or the Withdrawing Member, such Non-Defaulting Parties or Non-Withdrawing Parties shall purchase such interest in proportion to their respective Ownership Percentage Interests.  In the event the Company is subject to termination pursuant to Section 9.3 or 9.4 of this Agreement, the rights of the Non-Defaulting Member or Non-Withdrawing Member, as the case may be, under this Section 9 shall not be the exclusive remedies of the Non-Defaulting Member or Non-Withdrawing Member, as the case may be, but shall be in addition to all other rights and remedies, if any, available at law or in equity to the Non-Defaulting Member or Non-Withdrawing Member, as the case may be.

9.5.2      The closing of a purchase pursuant to this Section 9.5 shall be held at a mutually acceptable place on a mutually acceptable date not more than thirty (30) days after the determination of the purchase price pursuant to Section 9.6 of this Agreement.  At such closing, the Defaulting Member or Withdrawing Member shall assign to the purchasing Non-Defaulting Member or purchasing Non-Withdrawing Member the interest in the Company so sold, free and clear of all liens, claims and encumbrances and, at the request of the purchasing party, in order to properly set forth the record title to the assets of the Company, the selling party shall convey and transfer to the purchasing party an undivided percentage interest in the assets of the Company to the extent of the selling party’s Ownership Percentage Interest and execute all other documents that may be necessary to effectuate the purposes of this Agreement, and the purchasing party shall pay the purchase price therefor in immediately available funds.  The purchasing party shall expressly not assume the obligations of the selling party with respect to all liabilities and obligations of the Company created or incurred prior to the effective date of the sale, and the purchasing party shall under no circumstances indemnify, defend and hold harmless the selling party from all Company liabilities and obligations existing prior to the effective date of the sale.

9.6           Price.

9.6.1      If the interest of a Withdrawing Member or Defaulting Member (the "Seller") is to be purchased pursuant to Section 9.5.1 of this Agreement, the purchaser (the "Purchaser") shall purchase the interest of the Seller in the Company at a price equal to (a) the Appraised Value set forth in Section 9.6.5 of this Agreement multiplied by the Withdrawing Member’s or Defaulting Member’s Ownership Percentage Interest, MINUS (b) any reductions effected pursuant to Section 9.6.2 or 9.6.3 of this Agreement.

9.6.2      The Purchaser shall purchase the Seller’s interest in the Company for the price set forth in Section 9.6.1 less the amount of any damages to the Company, the Non-Withdrawing Member and/or the Non-Defaulting Member resulting from the Defaulting Member’s breach or Withdrawing Member’s withdrawal under this Agreement pursuant to Section 9.3, 9.4, or 9.5 of this Agreement.

9.6.3      If at the time of the purchase the Seller’s Ownership Percentage Interest is subject to an encumbrance, the Purchaser shall have the right but not the obligation to discharge such encumbrance and reduce the amount of the purchase price by the amount of money required to discharge such encumbrance.

9.6.4      In order to determine the Appraised Value for purposes of Section 9.6.1 of this Agreement, Seller and Purchaser shall each designate an appraiser who shall be a member in good standing of the American Society of Appraisers and who shall have expertise in valuing health care businesses (the "First and Second Appraisers") by giving the other written notice thereof.  If either party does not so designate an appraiser with the aforementioned qualifications within fifteen (15) days after a written request to do so is delivered to such party, then the appointment of the First and/or Second Appraiser (as the case may be) shall be made in the same manner as is hereinafter provided for the appointment of a third appraiser, who shall have the same qualifications as referenced in the first sentence of this Section 9.6.4 of this Agreement ("Third Appraiser") in a case where the First and Second Appraisers and the parties themselves are unable to agree upon the Third Appraiser.  The First and Second Appraisers so designated or appointed shall meet within ten (10) days after the Second Appraiser is appointed, and if within thirty (30) days after the Second Appraiser is appointed the First and Second Appraisers do not agree upon the appraised value, they shall themselves appoint a Third Appraiser; and in the event of their being unable to agree upon such appointment within ten (10) days after the end of said 30-day period, the Third Appraiser shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days.  If the parties do not so agree, then either party, on behalf of both, may request such appointment by the office of the American Arbitration Association located nearest to the Company’s principal office.  In the event of failure, refusal or inability of any appraiser to act, a new appraiser with the aforesaid qualifications shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of the appraiser who fails, refuses or is unable to act.  Each party shall pay the fees and expenses of the original appraiser appointed by such party or in whose stead such appraiser was appointed, and the fees and expenses of the Third Appraiser shall be borne one-half by the Seller and one-half by the Purchaser.

9.6.5      The appraisers shall determine the appraised value (the "Appraised Value") of 100% of the Company as a going concern, which shall be the amount by which (a) the fair market value, at the time such appraisal is made, of all the businesses of the Company (including goodwill of the Company and any undistributed Net Cash Flow) is in excess of (b) all liabilities of the Company, including but not limited to liabilities for the repayment of all loans made to the Company by any Member.  The appraisers shall endeavor to reach their decision within thirty (30) days after the appointment of the Third Appraiser.  After reaching their decision, the appraisers shall give written notice thereof to the Members.  For all purposes under this Section 9.6 of this Agreement, the unanimous decision of the appraisers or the decision of two out of three of the appraisers shall be binding on the Members.

9.7           Operations of the Company Pending Purchase.

9.7.1      If the interest of one of the Members is purchased pursuant to Section 9.5 of this Agreement, during the period beginning with the event giving rise to withdrawal under Section 9.3 of this Agreement or the date of notice of termination under Section 9.4 of this Agreement, and ending with the closing of the purchase of the Seller’s interests under Section 9.5 of this Agreement, the business and operations of the Company shall be conducted by the Purchaser.

9.7.2      In the event of a purchase of any Member’s Interest in the Company, (a) the Purchaser shall succeed to the Seller’s right to appoint members of the Board of Managers pursuant to Section 4.2.1 of this Agreement, and (b) Section 5.1 shall be automatically amended to reflect the revised Ownership Percentage Interests of the Members.

9.7.3      Except as otherwise expressly set forth in this Agreement, the resignation, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company shall not cause a dissolution of the Company and the Company shall continue notwithstanding any such event or occurrence.

9.8.         Winding Up.  Upon the termination of the Company pursuant to this Section 9, if a purchase does not occur, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs.  To the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding on the Members until such time as the Property has been distributed pursuant to this Section 9.8 and the Articles have been canceled in accordance with the Act.  To the extent sufficient therefor, the Company's assets shall be applied and distributed in the following order:

9.8.1.     First, to creditors, including the Members, in satisfaction of all of the Company's debts and liabilities other than liabilities for which reasonable provision for payment has been made;

9.8.2.     The balance, if any, to the Members in accordance with their positive Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

9.9.         Compliance with Regulations; Deficit Capital Accounts. If the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g):

9.9.1.     Distributions shall be made pursuant to Section 9.9 to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2); and

9.9.2.     If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

10.       JEOPARDY.

11.1         Noncompliance.  In the event (a) that there is (i) the adoption or amendment of any federal, state or local law, regulation or ordinance, or (ii) an interpretation of such a law, regulation or ordinance by a governmental agency or court, or (iii) the receipt by either Member of notice from any recognized agency, authority or association in the medical or hospital fields, or any federal, state or local government, agency, authority, commission or other governmental body, and (b) that legal counsel for either Member opines in writing that such event described in clause (a) above (i) jeopardizes the participation of Member in Medicare or Medicaid or other governmental program, or the accreditation by JCAHO or any other state or nationally recognized organization, (ii) gives rise to the imposition of intermediate sanctions under Section 4958 of the Code upon any Member or any Person, (iii) causes either Member or any Affiliate to be in violation of any statute, regulation or ordinance as a result of this Agreement or the Management Agreement or any Professional Services Agreement, or the Member or Affiliate’s performance thereunder, or (iv) suggests that either Member or any Affiliate of a Member is engaged in illegal or unethical conduct as a result of this Agreement or the Management Agreement or any Professional Services Agreement, or the Member or Affiliate’s performance thereunder, THEN in any such event, the Members agree to promptly amend this Agreement so as to eliminate the violation or noncomplying aspects hereof or to take such actions as shall be necessary to remedy the situation, but without materially altering the other rights and obligations of the Members hereunder.  The failure of either Member to timely take whatever action within its power and authority that is necessary to eliminate the violation or non-complying aspects hereof shall constitute a material breach of this Agreement and shall give the non-breaching Member the right to terminate the Company or purchase the defaulting Member's interest pursuant to Section 9.4 hereof.

11.       GENERAL.

11.1         Notices.  All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be deemed to have been properly given or served by personal delivery, by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by facsimile transmission (with a confirmation by registered or certified mail placed in the mail no later than the following day), or by sending the same by a nationally recognized overnight delivery service as follows:

If to NJIP:	New Jersey Imaging Partners, Inc.
1510 Cotner Avenue
Los Angeles, CA 90025
Attention: President & CEO
Fax No.:  (310) 445-2980

All notices, demands and requests sent by personal delivery or by facsimile transmission shall be effective and deemed served upon transmittal thereof.  All notices, demands and requests sent by mail shall be effective and deemed served three days after being deposited in the United States mail.  All notices, demands and requests sent by overnight delivery service shall be effective and deemed served on the day after being deposited with such overnight delivery service.  The above addresses may be changed by giving notice of such change in the manner provided above for giving notice.

11.2         Insurance.  The Company shall carry and maintain in force general liability and malpractice liability insurance coverages through participation in Hospital’s insurance programs.  The premiums and any other expenses for such insurance shall be a cost and expense to be borne by the Company.

11.3         Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine and neuter, and to the singular and plural, as the identity of the person, persons, entity or entities intended to be referred to may require.

11.4         Governing Laws.  This Agreement and the obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of laws provisions.

11.5         Entire Agreement.  This Agreement, including the Exhibits attached hereto, and the related contracts referenced herein, contain the entire agreement among the Members relative to the formation and management of the Company and shall replace and supersede all prior understandings between and among the Members and the Company as to the subject matter hereof.

11.6         Amendments.  This Agreement may only be amended by the written approval of the Member(s).

11.7         Waiver.  No consent or waiver, express or implied, by the Company or by any Member to or of any breach or default by another Member in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such Member hereunder.  Failure on the part of the Company or any Member to complain of any act or failure to act of another Member or to declare the other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or any Member of its rights hereunder.

11.8         Severability.  If any provision of this Agreement or the application thereof to any person or circumstance are held or agreed to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as the essential benefits expected from this Agreement remain enforceable.

11.9         Dispute Resolution.

11.9.1    In the event of a Deadlock with respect to a Major Decision, a Member may, by giving notice to the other Member, convene a meeting to resolve the Deadlock.  If said officers cannot resolve the Deadlock within thirty (30) days after such request for a meeting is given, either party is entitled to submit the matter to arbitration in accordance with the procedures outlined below.

11.9.2    Except as otherwise provided in this Agreement, all disputes arising under this Agreement shall be resolved by binding arbitration pursuant to the rules of the American Arbitration Association then pertaining. Arbitration proceedings shall be held in Edison, New Jersey. Members may, if they are able to do so, agree upon one arbitrator; otherwise, there shall be three arbitrators selected to resolve disputes, one named in writing by each Member within fifteen (15) days after notice of arbitration is served upon one Member by the other Member and a third arbitrator selected by the two arbitrators selected by the Members within fifteen (15) days thereafter. If the two arbitrators cannot select a third arbitrator within such fifteen (15) days, either Member may request that the American Arbitration Association select such third arbitrator.  If one Member does not choose an arbitrator within fifteen (15) days, the other Member shall request that the American Arbitration Association name such other arbitrator.  No one shall serve as arbitrator who is in any way financially interested in this Agreement or in the affairs of either Member. Each Member shall pay its own expenses of arbitration and one-half of the expenses of the arbitrators.  If any position by either Member hereunder, or any defense or objection thereto, is deemed by the arbitrators to have been unreasonable, the arbitrators shall assess, as part of their award against the unreasonable Member or reduce the award to the unreasonable Member, all or part of the arbitration expenses (including reasonable attorneys’ fees) of the other Member and of the arbitrators.

11.9.3    The decision of the arbitrator shall be binding upon the Members, absent manifest error.  In making his or her determination, the arbitrator shall specifically take into account and give effect to the provisions of Section 3.2 of this Agreement, and any arbitration determination must be consistent with and promote the charitable purposes and tax-exempt status of Hospital and its Affiliates.

11.9.4    The Members shall evenly divide all costs of arbitration (exclusive of each parties' legal fees, which shall be borne by the party that incurs them).

11.10       Attorneys' Fees.  In any arbitration or action at law or equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such arbitration or litigation, as determined by the arbitrators or the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals or in connection with any bankruptcy proceeding), and if such successful party shall recover judgment in any such arbitration, action or proceeding, such costs, expenses and attorneys' fees shall be included in and as part of such award or judgment.

11.11       Binding Agreement.  Subject to the restrictions on transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective successors and assigns.  Whenever in this instrument a reference to any party or Member is made, such reference shall be deemed to include a reference to the Affiliates, successors and assigns of such party or Member.

11.12       Counterparts.  Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement.  Signatures transmitted by facsimile shall be accepted as original signatures.

11.13       Interpretation of Agreement.  The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

IN WITNESS WHEREOF, this Amended and Restated Operating Agreement has been executed as of the day and year first set forth above.

NEW JERSEY IMAGING PARTNERS, INC.

By:	/S/ HOWARD G. BERGER, M.D.
Howard G. Berger, M.D., President